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Prospectus Supplement No. 1 Filed Pursuant to Rule 424(b)(3) File No. 333-116394

Prospectus Supplement No. 1

(to Prospectus dated May 12, 2005)

        This Prospectus Supplement No. 1 supplements and amends the Prospectus dated May 12, 2005 (the "Prospectus"), relating to the sale from time to time of up to 8,496,887 shares of our common stock by certain selling shareholders.

        Footnote (7) to the principal shareholders table, which appears in the "Principal Shareholders" section, on page 61 of the Prospectus dated May 12, 2005, contains the following sentence: "Each shareholder may waive the 9.999% limitation only upon 61 days' written notice to our company." Footnote (7) to the selling shareholders table, which appears in the "Selling Shareholders" section, on page 81 of the Prospectus dated May 12, 2005, contains the following sentence: "The 9.999% limitation may be waived by the selling shareholder only upon 61 days' written notice to our company." This Prospectus Supplement No. 1 hereby restates each such sentence as follows: "The 9.999% limitation may not be waived."

        This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

        Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol "MDCV." On May 19, 2005, the closing price of a share on the OTC Bulletin Board was $1.00.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 6 of the Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement No. 1 is May 20, 2005.

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Prospectus Supplement No. 1 (to Prospectus dated May 12, 2005)
Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of the Prospectus.